EXHIBIT 10.5

EXECUTION VERSION

Agreement Number:________
CHG-MERIDIAN
U.S. Finance, Ltd.

SALE AND LEASEBACK AGREEMENT

This Sale and Leaseback Agreement is entered into on October 18, 2011 by and between CDF2 Holdings, LLC, a Delaware limited liability company ("Seller"), and CHG-MERIDIAN U.S. Finance, Ltd., a California corporation ("Buyer").

WHEREAS, Buyer is purchasing from Seller the equipment listed in Exhibit A attached hereto and made a part hereof (the "Equipment"); and

WHEREAS, Seller desires to use the Equipment under the terms and conditions of Master Equipment Lease Agreement Number 8463 (the "Master Lease") between the parties, dated as of October 18, 2011, as it relates to Equipment Lease Schedule Number 001 (the "Equipment Schedule") thereto (the Master Lease and the Equipment Schedules are referred to collectively as the "Lease"); and

WHEREAS, Seller, Buyer and the other parties thereto have entered into the Multiparty Agreement, dated as of October 18, 2011 (the “Multiparty Agreement”) with respect to the Lease and the Equipment.

NOW THEREFORE, it is agreed as follows:

1. On or before the date hereof, Seller has purchased and acquired the Equipment from the manufacturers or vendors (the "Vendors") described on Exhibit A.  Seller agrees to sell and convey to Buyer and Buyer agrees to purchase from Seller the Equipment.  Subject to the terms and conditions of the Lease, Buyer, as Lessor, agrees to lease and Seller, as Lessee, agrees to lease from Lessor the Equipment.

2. The aggregate purchase price payable by Buyer for the Equipment is the amount  set forth on Exhibit A or as provided in the Systems Financing Notice delivered in connection herewith, and on or before the date hereof, Seller has acquired the Equipment from the Vendors for such amount; provided, however, that the Buyer may retain an amount equal to $1400 per unit of Equipment to be held as a Prepaid Reserve pursuant to the Master Lease.

3. On or after the date hereof, Seller shall deliver to Buyer copies of the Vendor invoice(s) marked paid or other evidence reasonably satisfactory to Buyer of payment of the Vendors for the Equipment, a Bill of Sale and invoice(s) from Seller to Buyer with respect to the Equipment, an Acceptance Certificate, and a release of any liens held by the Vendor on the Equipment as required under the Lease.  Buyer will, upon receipt of such documents from Seller and upon satisfaction of all conditions precedent under the Lease applicable to the Equipment, remit to Seller the Purchase Price for the Equipment by deposit thereof into the Equipment Purchase Account or Holdings Operating Account, as applicable, pursuant to (and as defined in) the Multiparty Agreement.

4. Seller hereby represents and warrants to Buyer that the Equipment is in good order and repair, and that except for any claims, liens, or security interests on or relating to the Equipment created or granted by Seller and permitted or contemplated under the Multiparty Agreement and the documents referenced therein to survive Buyer's payment in full of the Purchase Price, there are no such claims, liens or security interests.

5. The warranties, representations, and agreements herein contained shall survive the passage of title to the Equipment from Seller to Buyer.

6. Subject to the terms and conditions of the Lease and the Multiparty Agreement, Seller shall pay all applicable taxes or other government charges levied upon or arising from this sale of the Equipment, including sales, use, gross receipts or occupation taxes due upon the purchase by Buyer; provided that Seller shall have no liability for taxes which are based solely upon or measured by the gross or net income of Buyer.

7. To induce Buyer to enter into this Sale and Leaseback Agreement, Seller represents and warrants to Buyer that: (i) it has the authority to enter into this Sale and Leaseback Agreement; (ii) the person who has executed this Sale and Leaseback Agreement and who shall execute the Bill of Sale has the authority to bind Seller; (iii) the Lease, the sale of the Equipment by Seller to Buyer, and the execution of this Sale and Leaseback Agreement will not violate any material agreement to which Seller is a party or any applicable law or any organizational document of Seller; (iv) this Sale and Leaseback Agreement and the Bill of Sale, when executed and delivered to Buyer, will be a duly-authorized, valid and binding agreement of Seller enforceable against Seller in accordance with the respective terms thereof, and (v) that Seller has and is transferring to Buyer title to the Equipment free and clear of all liens, claims and encumbrances, except as set forth in Schedule A , if any, attached hereto.

8. Seller hereby assigns to Buyer all of its right, title and interest in and to the Supply Agreements (as defined in the Multiparty Agreement) to the extent such agreements relate to any Equipment hereunder, and rights and warranties thereunder applicable to such Equipment, and Seller warrants that all warranties are assignable to Buyer and are enforceable by Buyer directly and by Seller as Lessee under the Lease, and that this assignment will enable Buyer to comply with its warranties as Lessor under the Lease.

9. This Sale and Leaseback Agreement and all documents referred to herein shall inure to the benefit of and shall be binding upon Seller and Buyer, and their respective successors and assigns.  This Sale and Leaseback Agreement cannot be assigned, delegated or otherwise transferred in any manner without the prior express written consent of the other party, or as provided in the Multiparty Agreement.  Any transfer in contravention of the preceding sentence shall be null and void.

IN WITNESS WHEREOF, the parties hereto have caused this Sale and Leaseback Agreement to be signed by their respective duly-authorized representatives.

CDF2 HOLDINGS, LLC (SELLER)		CHG-MERIDIAN U.S. FINANCE, LTD. (BUYER)
BY:	/s/ Gary S. Loffredo	BY:	/s/ John P. Sandoval

NAME:	Gary S. Loffredo	NAME:	John P. Sandoval

TITLE:	President	TITLE:	Executive Vice President

DATE:	10/18/11	DATE:	10/18/11